Exhibit 99.3

CONSENT AND WAIVER

This CONSENT AND WAIVER (this “Consent and Waiver”) is dated as of November 6, 2008, by and between MDWERKS, INC., a Delaware corporation (the “Company”), and VICIS CAPITAL MASTER FUND (the “Consenting Holder”), a series of the Vicis Capital Master Trust, a trust formed under the laws of the Cayman Islands.

WITNESSETH

WHEREAS, the Consenting Holder is the sole holder of (i) shares of Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”), and (ii) a warrant to purchase an aggregate of 53,333,334 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), at an exercise price of $0.75 per share subject to adjustment (the “Series H Warrant”).

WHEREAS, Section 7.3 of the Amended and Restated Certificate of Designations Designating the Series B Convertible Preferred Stock (the “COD”) provides for adjustment of the Conversion Price (as defined in the COD) upon certain issuances of Common Stock at a price less than the Applicable Price or, Options or Convertible Securities (each as defined in the COD) for which the Common Stock is issuable at a price less than the Applicable Price;

WHEREAS, Section 2(a) of the Series H Warrant provides for adjustment of the exercise price and number of Warrant Shares (as defined in the Series H Warrant) upon certain issuances of Common Stock at a price less than the Applicable Price or, Options or Convertible Securities (each as defined in the Series H Warrant) for which common stock is issuable at a price less than the Applicable Price;

WHEREAS, Gottbetter Capital Master, Ltd. (In Liquidation) (“Gottbetter”) is the holder of that certain Amended and Restated Secured Convertible Promissory Note originally issued by the Company on October 19, 2006, in the original principal amount of $2,500,000, and amended and restated on September 28, 2007, and further amended as of March 1, 2008 and as of the date hereof (the “Note”);

WHEREAS, pursuant to an amendment to the Note, dated the date hereof, the Company and Gottbetter have agreed to reduce the Conversion Price (as defined in the Note) to $0.303 per share (such reduction in the Conversion Price under the Note is hereinafter referred to as the “Note Conversion Price Reduction”) for a one-time conversion of $433,333.33 principal amount of the Note into shares of Common Stock, such conversion to occur on the date hereof;

WHEREAS, the Consenting Holder desires to consent to the Note Conversion Price Reduction;

WHEREAS, the Consenting Holder desires to waive (i) any anti-dilution adjustments to which the Consenting Holder may be entitled under the COD, the Series H Warrant or otherwise as a result of the Note Conversion Price Reduction, and (iii) any potential breach of any representations, warranties, covenants or agreements that restrict the Company’s ability to effect the Note Conversion Price Reduction, to the extent such breach results, in whole or in part, from the Note Conversion Price Reduction; and

WHEREAS, in consideration for the Consenting Holder’s agreement to this Consent and Waiver, the Company has agreed to pay to the Consenting Holder a waiver fee of Two Hundred Fifty Thousand Dollars ($250,000.00) and issue to Holder a five-year Series H Warrant to purchase one million shares of Common Stock of the Company at an exercise price of Seventy Five Cents ($0.75) per share, a form of which is attached hereto as Exhibit A (the “Waiver Warrant”).

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

1. The Consenting Holder hereby consents to the Note Conversion Price Reduction and, irrevocably and for an unlimited duration, hereby waives (i) any potential breach of covenants, representations, warranties or agreements, that restrict the Company’s ability to effect the Note Conversion Price Reduction, to the extent such breach results from the Note Conversion Price Reduction; (ii) any adjustments to the Exercise Price (as defined in the Series H Warrant) or number of shares to which the Consenting Holder is entitled upon exercise of the Series H Warrant; and (iii) any adjustments to the Conversion Price or number of shares to which the Consenting Holder is entitled upon conversion of the Series B Preferred Stock to the extent such adjustment otherwise would result from the Note Conversion Price Reduction; provided that, such Note Conversion Price Reduction and any issuance of securities related thereto is in accordance with the terms of that certain Amendment No. 2 to the MDwerks, Inc., First Amended and Restated Senior Secured Convertible Note, a form of which is attached hereto as Exhibit B.

2. In consideration for the Consenting Holder’s agreement to this Consent and Waiver, the Company hereby agrees, upon execution of this Consent and Waiver to pay to the Consenting Holder a waiver fee of Two Hundred Fifty Thousand Dollars ($250,000.00), by wire transfer of immediately available funds to an account designated in writing by the Consenting Holder and to deliver to the Consenting Holder the Waiver Warrant.

3. This Consent and Waiver shall be construed and enforced in accordance with the laws of the State of New York.

4. This Consent and Waiver may be executed in two counterparts, both of which shall together constitute a single agreement. A facsimile or other electronic transmission of an executed counterpart signature page shall be deemed to constitute an original executed counterpart signature page.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Consent and Waiver as of the day and year first above written.

MDWERKS, INC.

By:	/s/ Howard B. Katz
	Name:	Howard B. Katz
	Title:	Chief Executive Officer

VICIS CAPITAL MASTER FUND

By:	Vicis Capital LLC

	By:	/s/ Chris Phillips
		Name:	Chris Phillips
		Title:	Managing Director